Exhibit 99.1

Agricon Global Corporation

NEWS RELEASE
25 E. 200 South
Lehi, Utah 84043	For Immediate Release, August 20, 2013

Agricon Global Corporation Announces filling the CEO Position and Adding a Director

Lehi, Utah, August 20, 2013—Agricon Global Corporation (Agricon) (OTC BB: AGRC), announced today the election of Allan Kronborg as its Chief Executive Officer (CEO) and as a new director. Mr. Kronborg joins James U. Jensen, Rene Mikkelsen, Soren Jonassen, Peter Opata, and Robert Bench on the board, bringing the total number of directors to six.

Mr. Kronborg, age 51, has been serving as a consultant to the Company and was nominated as an advisory board member just one month ago. Mr. Kronborg was educated in mechanical and energy engineering. From 1986 through 1997 he served in various senior management positions in companies with international operations, and in 1997 formed his own healthcare company. He is an active entrepreneur with interests and experience in real estate and starting companies and running their operations in China, Czech Republic, Lithuania, Sweden, and Denmark. He has recently taken an interest in the business and growth opportunities in Ghana.

Mr. Kronborg said “I am pleased with the existing business infrastructure that Agricon has in Ghana. The existing management team is capable and committed. I am confident that Ghana offers significant growth opportunity within the country and also in all of West Africa, where the economies continue to expand at a record pace. I am looking forward to help the Company reach its maximum growth potential.”

Mr. James U Jensen, Chairman said “We are pleased that Mr. Kronborg has accepted the position of CEO, a position that has been opened for over a year. His broad international experience and specifically his excitement for the Company’s businesses, in Ghana, will benefit our company in many ways. ”

Mr. Robert Bench, who will continue as President and Director said “We are pleased to have Mr. Kronborg as head of our management team, and his personal commitment to our operations and growth to Agricon’s operations and expansion efforts in West Africa. Allan’s excitement for the economic opportunities in West Africa, and his commitment to the Company’s projects in Ghana will give additional momentum to Agricon’s existing strategic direction.

The Compensation Committee of the Board (comprised of all independent directors) also recommended and the full board ratified compensations arrangements for the key management team going forward. Options for the purchase of 6 million shares were issued to 4 officers with 2 million to each of Mr. Kronborg and Mr. Bench and 1 million each to Stephen Abu and Lars Nielsen. The options vest over a 5 year period and are exercisable at $0.68 per share. The Board also adopted the Compensation Committee’s recommendation for cash compensation with each of Mr. Kronborg and Mr. Bench drawing a yearly compensation rate of $120,000 per year and a bonus of an equal amount which will be accrued, but not immediately paid. The bonus amount will be paid out over time and bonus payments will begin only upon cash flow positive conditions.

About Agricon Global Corporation

Agricon is a development stage smaller reporting public company that recently acquired 3,200 hectares

(8,000 acres) with an option to acquire an additional 3,200 hectares in Ghana, West Africa. Agricon will begin to develop the land to be used for cultivation and production of rotation crops such as maize (corn), rice, sunflower, soya and canola.

Forward-Looking Statements

Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments which may or may not materialize. This press release speaks only as of its date, and except as required by law, we disclaim any duty to update the information herein.

Source:	Agricon Global Corporation
Contact: Robyn Farnsworth
+1-801-592-3000
robyn@agriconglobal.com
bbench@agriconglobal.com